GOLF ASSOCIATED FUND

                                   RULE 12B-1

                                DISTRIBUTION PLAN

         WHEREAS, Golf Associated Fund (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund, on behalf of its one or more designated series presently existing or hereafter established, desires to adopt a Multiple Class Distribution Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Trustees of the Fund has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and the Class A and Class B shareholders; and

         WHEREAS, the Fund intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

         NOW, THEREFORE, the Fund, with respect to its Class A and Class B shares, hereby adopts this Distribution Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

         1. PAYMENT OF FEES. The Fund is authorized to pay distribution and service fees for the Class A shares and Class B shares of up to 1.00% of the average daily net assets for the respective class of shares, on an annualized basis, at such rates as shall be determined from time to time by the Board of Trustees in the manner provided for approval of this Plan in Paragraph 4. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined by the Board in the manner provided for approval of this Plan in Paragraph 4. The distribution and service fees shall be payable by the Fund on behalf of the Class A shares and Class B shares regardless of whether those fees exceed or are less than the actual expenses, described in Paragraph 2 below, incurred by the Distributor with respect to such Class in a particular year.

         2. DISTRIBUTION AND SERVICE EXPENSES. The fee authorized by Paragraph 1 of this Plan shall be paid pursuant to an appropriate Distribution Agreement in payment for any activities or expenses intended to result in the sale and retention of Fund shares, including, but not limited to, compensation paid to registered representatives of the Distributor and to participating dealers which have entered into sales agreements with the Distributor, advertising, salaries and other expenses of the Distributor relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses, or for providing ongoing services to Class A and Class B shareholders.

         3. ADDITIONAL COMPENSATION. This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement.


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         4. BOARD APPROVAL.  This Plan shall not take effect with respect to any
Class until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) those members of the Board who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

         5. RENEWAL OF PLAN. This Plan shall continue in full force and effect with respect to the Class A shares and Class B shares for successive periods of one year from its initial effectiveness for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

         6. REPORTS. Any Distribution Agreement entered into pursuant to this Plan shall provide that the Distributor shall provide to the Board of Trustees and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. TERMINATION. This Plan may be terminated with respect to either Class of shares at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Class, voting separately from any other Class of the Fund.

         8. AMENDMENTS. Any change to the Plan that would materially increase the distribution costs to either the Class A shares or the Class B shares may not be instituted unless such amendment is approved in the manner provided for board approval in Paragraph 4 hereof and approved by a vote of at least a majority of such Class' outstanding voting securities, as defined in the 1940 Act, voting separately from any other Class of the Fund. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 4 hereof.

         9. NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of Independent Trustees of the Fund shall be committed to the discretion of the Independent Trustees then in office.

         10. RECORDS. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

Date:  October 1998